Exhibit 99.1

FOR IMMEDIATE RELEASE

January 11, 2008

LIBERTY MEDIA ACQUIRES 14 MILLION ADDITIONAL SHARES OF INTERACTIVECORP

Shares to be Attributed to the Liberty Interactive Group

Englewood, Colorado — Liberty Media Corporation (NASDAQ: LINTA, LCAPA) (“Liberty”) announced today that it has purchased 14 million shares of InterActiveCorp’s (“IAC”) common stock from a single holder at a price of $24.25 per share.  At the time of the transaction, Liberty entered into a standstill agreement with IAC.  The standstill agreement is subject to customary exceptions and will expire on the earlier of April 15, 2009 or the completion or abandonment of IAC’s previously announced restructuring. As contemplated by the standstill agreement,  IAC also purchased 6 million shares of its common stock from the same holder at $24.25 per share.

Liberty took advantage of recent weakness in IAC’s shares to increase its holding at an attractive price.  As a result of this purchase and IAC’s redemption, Liberty now holds approximately 30% of the economic value of IAC shares.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group, which includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner. For more information, please see www.libertymedia.com .

Contact:

Liberty Media

John Orr

(720) 875-5622